REVOLVING CREDIT PROGRAM AGREEMENT

     This Program Agreement ("Agreement") is made as of the 27th day of January, 2000, by and between CONSECO FINANCE CORP., a Delaware corporation, its successors and permitted assigns ("Conseco Finance"), with its executive offices at 1100 Landmark Towers, 345 Saint Peter Street, St. Paul, Minnesota 55102, and SYMS CORP., A New Jersey corporation, its successors and permitted assigns ("Syms"), with its executive offices at One Syms Way, Secaucus, New Jersey 07094.

     WHEREAS, Syms conducts business through its retail locations and desires to have Conseco Finance provide revolving credit financing to its qualified customers, and

     WHEREAS, Conseco Finance is willing to provide revolving credit financing (including the issuance of Credit Cards) to qualified Syms customers as set forth herein during the term of this Agreement,

     NOW THEREFORE, in consideration of the terms and conditions stated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Conseco Finance and Syms agree as follows:

SECTION 1.  DEFINITIONS
-----------------------
     The following words shall have the following meanings when used in this
Agreement:

     "Account" means all of the accounts, receivables and contract rights created between an Accountholder and Conseco Finance pursuant to the Program including Existing Accounts following the Conversion Date.

     "Accountholder" means any person to whom Conseco Finance has extended credit under the Program.

     "Authorization" means permission from Conseco Finance to make a sale of services, products, or goods to a cardholder pursuant to the agreement that is charged to an Account.

     "Chargeback" means the refusal of Conseco Finance to pay Syms for a sales slip or the return to Syms and reimbursement to Conseco Finance of a sales slip for which Syms was previously paid.

     "Conversion Date" shall mean the date, anticipated to be in March 2000, when Conseco Finance performs the conversion of Accounts from Syms current program provider to Conseco Finance's system.

     "Credit Agreement" means the open-end revolving credit agreement between Conseco Finance and each Accountholder, together with any modifications or amendments which may be made to such agreement.

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     "Credit Card" means a plastic card issued and owned by Conseco Finance under the Program that may be used exclusively for the purchase of Products from Syms.

     "Default" means any Event of Default or the occurrence of any event which would be an Event of Default with the giving of notice or lapse of any applicable grace period.

     "Event of Default" has the meaning given in Section 7.01.

     "Existing Accounts" means any open end credit card accounts dedicated to Syms Purchases that exist at the commencement of the Program.

     "Fraud Loss" means a Purchase as to which use of the Account was not authorized by the Accountholder or the purported Accountholder, or as to which the charges have been disavowed by the Accountholder or the purported Accountholder.

     "Merchandise Complaint" means any inquiry, complaint, dispute or conflict between an Accountholder and Syms (but excluding any inquiry, complaint, dispute or conflict of any third parties operating as described in Section 3.05) whether communicated or addressed to Syms or to Conseco Finance which involves the identity, quality, condition, performance or delivery of goods or services or any representation or warranty or any recall or replacement program with respect thereto.

     "Net Credit Purchases" means, for any period of time, the total dollar amount of all Purchases, as increased or decreased by the total dollar amount of all credit adjustments transmitted to Conseco Finance by Syms.

     "Operating Procedures" means all of the procedures, instructions, manuals' forms, policies and practices now or hereafter in effect which govern the operation of the Program, written copies of which have been or will be promptly provided to Syms, including but not limited to:

     (a) the manner in which customers may apply for and obtain an Account, and enter into Credit Agreements;

     (b) the manner in which Accountholders may make a Purchase on an Account;

     (c) the manner in which Accountholders are issued credits for returns and adjustments in response to Merchandise Complaints;

     (d) the manner in which the Accounts are billed and collected, and related inquiries and complaints from Accountholders are answered; or

     (e) any other guidelines governing point-of-sale transactions as agreed to by the parties and as may be amended from time to time.

     "Outstanding Receivables" means for any particular day the amount of all unpaid Accounts owned by Conseco Finance as of such day which have not been written off.

     "Presentment Warranty" means each of the warranties set forth in this Agreement made

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by Syms each time a Purchase is presented to Conseco Finance for approval and settlement.

     "Products" means all products and services which may be purchased by an Accountholder from Syms.

     "Program" means the program established by Conseco Finance on the terms and conditions outlined in this Agreement pursuant to which Conseco Finance will offer to qualified Syms customers the revolving credit facility described in
Section 2.02 hereof. The term includes the extension of credit by Conseco Finance, billings, collections, accounting between Conseco Finance and Syms, and all aspects of the customized revolving Program contemplated herein.

     "Program Year" means (i) in the case of the first Program Year, the full or partial calendar month beginning with the date on which the Program commences plus the next twelve consecutive calendar months, (ii) thereafter the twelve consecutive calendar months following the expiration of the preceding Program Year, except (iii) the last Program Year shall be that period of full and partial calendar months ending on the date of termination of this Agreement pursuant to Section 8 or otherwise.

     "Program Documents" has the meaning given in Section 3.01.

     "Purchase" means a purchase of Products from Syms for which Conseco Finance has extended credit to an Accountholder.

     "Standard Discount Fee" has the meaning given in Section 2.09.

     "Store" means a retail store now or hereafter operated by Syms or any of its subsidiaries.

     "Termination Date" shall have the meaning set forth in Section 8.

SECTION 2.  ESTABLISHMENT OF PROGRAM
------------------------------------
         Section 2.01 Commencement of Program. On the Conversion Date, Conseco Finance will assume responsibility for servicing, in accordance with Section 4 of this Agreement, the Accounts which are assigned to Conseco Finance pursuant to this Section 2. Conseco Finance shall keep said list of Accounts confidential and not disclose same or any part thereof to any third party without Syms' written approval except as provided for in Sections 2.06 and 2.07.

     Section 2.02 Revolving Credit Facility. Under the Program, Conseco Finance agrees to offer qualified Syms customers an unsecured revolving line of credit that will include (i) a Credit Card that may be used exclusively for Purchases, and (ii) a convenience check cash advance feature that will enable Accountholders to obtain cash advances from Conseco Finance by requesting a specific cash advance utilizing personalized convenience checks furnished by Conseco Finance. Any such cash advance feature shall be mutually agreed to by Conseco Finance and Syms before its inception. Convenience check cash advances are not assessed a Standard Discount Fee.

     Section 2.03 Credit Terms. (i) Conseco Finance shall establish all of the terms and conditions of the Credit Agreement and the terms and conditions under which credit is extended to Accountholders, including without limitation the interest rate and fees and charges applicable

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to Purchases. Conseco Finance shall establish a variable rate of interest for
Purchases equal to the Prime Rate plus 11.10%. The late fee shall be $20 and Conseco Finance agrees that it shall not assess a late fee on Account balances less than $50. Conseco Finance may from time to time in its sole discretion modify such terms and conditions of the Credit Agreement to the extent it deems necessary, provided that Conseco Finance agrees the late fee assessed to Accountholders shall be reasonably competitive to the fees of other financial institutions and changes to the variable rate of interest for current Accounts will be with Syms's reasonable approval unless necessary to comply with law;
(ii) Conseco Finance agrees to offer special credit promotions on Purchases in accordance with the terms and conditions as may be mutually agreed to by the parties and (iii) the Accountholder payment factor (the minimum payment) will be 5.0% or $10.00, whichever is greater.

     Section 2.04 Syms to Honor Credit Card. Syms hereby agrees to participate in the Program and to honor the Credit Card for Purchases. Syms shall honor the Credit Card only in accordance with the procedures outlined in Section 4 hereof, as the same may be amended from time to time in accordance with the terms of
Section 4.01. Syms will maintain the availability of the Program at all Stores and generally promote and publicize it at least to the same extent that it promotes and publicizes the most favored other bank card credit card plans accepted at the Stores. In any advertising or promotional mailing in which Syms mentions or promotes any credit plan accepted by it (except an advertisement or occasional promotional mailing paid for in whole or substantial part by the operator of a credit plan), Syms will mention or, promote the Program with at least substantially equal prominence. Wherever Syms displays the acceptance decal, take-one boxes or other promotional material of any other credit plan, Syms will display the comparable material of the Program with at least substantially equal prominence. Syms shall take reasonable efforts to assure that employees of Syms shall promote the Program. All references to Conseco Finance or the Program which refer to the specific terms of the Program must be approved by Conseco Finance. After the Conversion Date, Syms will not accept any new charges under the current provider's program and will not permit any other consumer program (with or without a credit card) to utilize any trademark or trade name commonly utilized by Syms except to the extent such plan shall be permitted otherwise in this Agreement.

     Section 2.05 Conseco Finance to Extend Credit. Subject to (i) the terms of this Agreement, (ii) the credit limits applicable to each Account, and (iii) the terms and conditions in the Credit Agreement, Conseco Finance shall extend credit to Accountholders in accordance with Section 4.

     Section 2.06 Confidential Information. Conseco Finance shall keep confidential, during and after the term of this Agreement, all information and knowledge regarding the Program including, without limitation, all information received from Syms and other data relating thereto, and the policies, plans and operations of Syms, both with respect to the Program and to the business of Syms generally (the "Confidential Information"), provided that Conseco Finance may make such information available, (i) as necessary to carry out its obligations hereunder, (ii) to comply with applicable law or regulations, (iii) to its directors, officers, employees, agents or subcontractors, auditors, attorneys and business consultants (who will be required to preserve the confidentiality of such information), (iv) to any regulatory agency asserting jurisdiction over it, or (v) otherwise as required by law. Conseco Finance will treat the Confidential Information with the same degree of care that it treats its own Confidential Information. This section shall not restrict the rights of Conseco Finance to utilize the names, addresses, credit histories, etc. of Accountholders pursuant to Section 2.07 or 3.05. This Section 2.06 shall survive the termination

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of this Agreement. In connection with the performance of this Agreement, Conseco
Finance may also disclose to Syms, in writing or orally, confidential information concerning its business, marketing techniques and methods of operation including financial statements, if any are provided (the "Conseco Finance Confidential Information"). Syms shall treat the Conseco Finance Confidential Information with the same degree of care that it treats its own Confidential Information and shall not disclose the same to any other person, or use the same except in connection with the performance of this Agreement. Syms agrees that it will limit access to the Conseco Finance Confidential Information to those of its employees, agents or subcontractors who reasonably require the same to carry out the purposes of this Agreement.

     The obligations set out in this Section shall not apply to any Confidential Information that the recipient can establish by documentary evidence that: (a) was known to the recipient at the time it was disclosed to the recipient; (b) was in the public domain at the time it was disclosed to the recipient; or (c) had entered into the public domain subsequent to disclosure to the recipient through no unlawful act of the recipient. Conseco Finance and Syms acknowledge that the Confidential Information of the other constitutes a unique and valuable asset of the other, and that any disclosure or use of the Confidential Information except as specifically authorized herein would be wrongful and would cause irreparable harm, and that it would be difficult to compensate fully with damages for a violation of this Section. Accordingly, each agrees that the other shall be entitled to temporary and permanent injunctive relief to enforce this Section; this provision shall not however be deemed to diminish or supplant the right of Conseco Finance and Syms to claim and recover money damages for any breach hereof in addition to obtaining equitable relief therefor.

     Section 2.07. Syms's Customer List. The names and addresses of Syms customers who make application to become Accountholders, whether or not an Account is then opened and including Existing Accounts, and credit and other information relating to them does constitute "Confidential Information." Conseco Finance agrees that, during the term of this Agreement, without the prior written consent of Syms, it will not sell, loan, exchange, give or otherwise provide the Accountholder list or the credit and other information relating to those customers to any person (other than Conseco Inc., its subsidiaries and affiliates, as permitted by law, which may use such information for any lawful purpose not otherwise prohibited by this Section 2.07), for any purpose (except to its agents or subcontractors who reasonably require the same to carry out the purposes of this Agreement, or credit reporting agencies with whom Conseco Finance has contracted (or will contract) to provide such information for credit reporting purposes), or use the list and such information for any other purpose, except to the extent that other disclosures and uses may be expressly authorized by Section 3.05 hereof. Syms shall be entitled to receive Accountholder data (including Accountholder lists) from Conseco Finance at no cost upon request and to use such data for any promotion or marketing activity in connection with sales of its Products. Conseco Finance may withhold specific types of Accountholder data if, in its sole reasonable determination, disclosure of such data to Syms would violate applicable laws, including but not limited to the federal Fair Credit Reporting Act.

     Section 2.08. Syms Commitment. Syms agrees that it will not enter into or suffer to exist any other Syms owned or operated program in the Stores, including a co-branded program, other than the Program. Syms also agrees to use commercially reasonable efforts to generate a minimum of $50 million in Program Purchase volume on a Program Year basis. If less than $20 million in Purchases is generated in any Program Year under the Program, Conseco Finance may treat such failure to meet the minimum Purchases as an event of Termination and may terminate


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the Agreement pursuant to the Termination provisions in Section 8.

     Section 2.09. Fees, Discounts and Charges

     (A) STANDARD DISCOUNT FEE: The parties agree that the "Standard Discount Fee" shall be 1% of the Net Credit Purchases.

          If a minimum of $30 million in Purchases is not generated in any Program Year under the Program, Conseco Finance will adjust the Standard Discount Fee to 2.20% of the Net Credit Purchases.

     (B) PROMOTIONAL DISCOUNT FEE: For promotional financing options offered under the Program, Syms and Conseco Finance shall negotiate in written form the discount fee at the time of the promotion.

     (c)  CONVENIENCE USAGE CHARGE: None.

     (d)  RETURNED MERCHANDISE CHARGE: None.

     (e) PROGRAM DOCUMENTS: Conseco Finance will provide Syms at Conseco Finance's expense with appropriate quantities of credit applications, Credit Agreements, temporary cards and other forms necessary to carry out the Program. Conseco Finance shall supply Credit Cards to all new Accountholders, shall re-issue Credit Cards to eligible Existing Accounts if necessary, and shall honor all requests by eligible Existing Accountholders for replacement or additional cards, as well as providing all change-in-terms notifications. Conseco Finance shall supply the card carrier forms, welcome letters, Credit Agreements and envelopes along with such Credit Cards. Conseco Finance shall also supply the billing statements, the remittance envelopes included with the monthly bill, the collection letters mailed to delinquent Accounts and the decline letters mailed to rejected applicants. Program Documents shall prominently display, only upon mutual agreement, the Syms trademark or trade name, and Syms shall be responsible for the distribution of such Program Documents to its Stores. The form and content (other than as required by law, in Conseco Finance's sole discretion) of all Program Documents shall be subject to the mutual approval of Syms and Conseco Finance.

     (f) CHARGEBACK FEE: None.

     (g) SYMS INSERTS, LABELS AND MESSAGES: Conseco Finance will include in each regular monthly mailing to Accountholders up to six inserts of promotional materials which Syms shall deliver to Conseco Finance or its affiliate at least 30 days prior notice to such mailing. Conseco Finance will not charge Syms any fees for up to six (6) different billing statement inserts requested and provided by Syms, unless the insert increases the postage paid by Conseco Finance for the billing statement. In such case, Syms shall pay Conseco Finance the increased postage. Conseco Finance reserves the right twice per Program Year to reduce the number of statement inserts available to Syms to allow Conseco Finance to send any necessary change in terms notification required by law without increasing the postage paid for by Conseco Finance provided that at the request of Syms and approval of Conseco Finance, such number of statement inserts shall not be reduced and Syms shall pay Conseco Finance any increased postage as a result of such inclusion. Conseco Finance will, upon 30 days' advance notice, provide Syms mailing labels addressed to all Accountholders at cost or a computer tape containing the names and addresses of all Accountholders for no charge. Conseco Finance will print on billing

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statements, messages with respect to Syms business and/or the Program as Syms shall reasonably request, with 30 days prior notice. Any reference in such messages to Conseco Finance or any of its affiliates or any term or condition of credit shall be subject to the prior written approval of Conseco Finance, which shall not be unreasonably withheld.

     (h) Within three days following the Conversion Date of the Existing Accounts, and subsequent payment equal to the total balances of the Existing Accounts by Conseco Finance to Syms current program provider and provided that Conseco Finance has balanced the conversion file to the amount paid for the Existing Accounts, Conseco Finance will pay to Syms via wire transfer, a premium amount equal to one and one-half percent (1.50%) ("Premium") of the total balances of the Existing Accounts. If the purchase price paid by Conseco Finance exceeds the total balances of the Existing Accounts, the excess portion paid will be deducted from the Premium before paying Syms.

     Section 2.10 Marketing Fund. Conseco Finance will form a jointly managed marketing fund ("Fund"). The Fund will be jointly managed by Conseco Finance and Syms. Conseco Finance will develop and execute only with Syms approval, marketing programs to market the Program to consumers residing in the areas served by the Stores. The details of each such marketing programs will be presented to Syms in advance for its review, input and approval. Syms agrees that it will promote the Program by offering a discount on all Syms Purchases beginning with the commencement of this Program. If Syms decides to terminate the discount program on all Syms Purchases, Syms agrees that it will continue to offer a minimum discount of ten (10) percent on the initial Purchase to attract applicants and Accountholders. Conseco Finance will allocate $100,000 to the Fund as of the commencement of the Program. Conseco Finance will allocate an additional $100,000 to the Fund on each subsequent Program anniversary if the Program generates a minimum of $50 million in annual Purchases during the previous twelve months. If the Program generates Purchases that are less than $50 million, the $100,000 annual contribution to the Fund will be prorated downward based on actual Purchases. Utilization of the Fund may include but is not limited to (i) appropriate signage which Syms shall strategically place in its Stores subject to the Program, and (ii) developing easy to understand training materials on the operation of the Program and providing training programs for sales and service personnel to encourage support of the Program. Upon termination of the Program, any money remaining in the Fund will be retained by Conseco Finance.

     Section 2.11 Reporting. Conseco Finance will develop a customized reporting package which will include analysis of the marketing promotions and various monthly reports.

     Section 2.12 Meetings. Conseco Finance and Syms agree to use their best efforts to meet periodically to discuss the operations hereunder and to discuss and share information, including, without limitation, (i) the location, type and volume of total Purchases and Outstanding Receivables, and (ii) any promotional programs or other activities designed to increase Net Purchases.

SECTION 3. ADMINISTRATION OF PROGRAM
------------------------------------

     Section 3.01 Preparation of Documents. Conseco Finance and Syms shall cooperate and assist each other in the preparation of all documents to be used in connection with the Program. Conseco Finance shall provide Syms with the form and content of credit applications, Credit Agreements, Credit Cards, temporary cards and other forms used in connection with the Program

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(hereinafter referred to as "Program Documents"). All Program Documents shall clearly disclose that Conseco Finance is the creditor. Syms shall not use any Program Document unless Conseco Finance has expressly approved its form and content and Syms shall not be obligated to use any Program Documents provided by Conseco Finance unless Syms has reasonably approved its form and content, subject to section 2.09(e) above. Syms shall not refer to Conseco Finance, except in approved Program Documents.

     Section 3.02 Credit Decisions. The credit standards which Conseco Finance, in its sole discretion, shall apply to the processing of Program applications, the setting of credit limits for Accountholders, the granting of authorizations, and the solicitation of pre-approved customers through direct mail and telephone solicitation programs shall be determined and may be changed from time to time by Conseco Finance, according to its usual and applicable creditworthy standards, which constitutes proprietary information of Conseco Finance. Conseco Finance may suspend or terminate the credit privileges of any Accountholder at any time provided that such suspension or termination does not violate any applicable laws or regulations.

Conseco Finance shall maximize the number of qualified applicants that are approved for credit under the Program and shall review periodically its credit standards to facilitate the highest number of qualified applicants being approved as possible. Syms has informed Conseco Finance that their approval rate with their current program provider is between 70% and 75%. However, this information is not a covenant, representation, warranty, or precondition to this Agreement. Conseco Finance will also accept (but not be required to grant) credit limit increase requests from Syms for Accountholders. Syms may periodically request Conseco Finance to approve an application that has been denied. If Conseco Finance then approves the Account at the request of Syms, the Account will be flagged, as recourse to Syms ("Recourse Account") and any unpaid portion of the Account will be charged back to Syms not later than the time at which the account becomes 180 days delinquent, according to Conseco Finance's accounting methods. Conseco Finance reserves the right to reasonably deny these requests and if such an application is approved, Conseco Finance reserves the right to determine the credit limit.

     Section 3.03 Ownership of Accounts. Conseco Finance shall be the sole and exclusive owner of all Accounts, Credit Cards, Credit Agreements, Accountholder data (including Accountholder lists), sales slips, credit slips and receipts or evidences of payment or Purchases by Accountholders and other Program Documents, and shall be entitled to receive all payments made by Accountholders on Accounts, and Syms acknowledges and agrees that it has no right, title or interest in the Accounts, Credit Cards, Credit Agreements, Accountholder data, sales slips, credit slips, receipts or evidence of payments or Purchases by Accountholders and other Program Documents and has no right to any payments made by Accountholder on Accounts. Conseco Finance shall be identified to Accountholders as the creditor for all purposes. Notwithstanding the foregoing,
(a) Syms shall be entitled to receive Accountholder data (including Accountholder lists) from Conseco Finance at no cost upon request and to use such data for any promotion or marketing activity in connection with sales of its Products and (b) Conseco Finance shall have no right, title or interest in or to any Syms trademark, trade name or other proprietary right except a limited right to use such proprietary rights on the Program Documents in connection with the Program, which right shall not be assigned or otherwise transferred by Conseco Finance without the prior written consent of Syms and which right shall terminate on the Termination Date. Conseco Finance may withhold specific types of Accountholder data if, in its sole determination, disclosure of such data to Syms would violate applicable laws, including but not limited to the federal Fair Credit Reporting Act. Conseco

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Finance shall not transfer ownership of the Accounts and related assets to any third party, other than a permitted assignee of this Agreement pursuant to
Section 10.03, without the prior written consent of Syms.

     Section 3.04 Periodic Statements. Conseco Finance shall be responsible for mailing monthly periodic statements to Accountholders including amounts owed on the Conversion Date under the existing provider's program and collecting all amounts due on the Accounts upon such lawful terms and conditions as Conseco Finance shall determine. The monthly statements will include provisions for payment by mail in return window or preaddressed envelopes to Conseco Finance and Conseco Finance will receive, process and promptly post such payments to the Accounts. The monthly statement will instruct the Accountholder to make all payments to Conseco Finance. Syms shall not have any responsibilities regarding billing or collections on Accounts and, except as otherwise provided herein, shall not be responsible for uncollectible Accounts. Conseco Finance shall have the right to endorse the name of Syms on any and all checks made out to Syms or other forms of payment received by Conseco Finance from Accountholders in the performance of this Agreement. Syms authorizes and empowers Conseco Finance to sign and endorse Syms's name on all checks, drafts, money orders, or other forms of payment with regard to the Accounts. In the event that Conseco Finance sues an Accountholder to collect a delinquent debt, Syms will cooperate reasonably with Conseco Finance in its prosecution of the suit, at no material cost to Syms. This Section shall survive and remain in effect for so long as Conseco Finance owns any Outstanding Receivables.

     Section 3.05 Enhancements. With the prior written consent of Syms, Conseco Finance and its affiliates may from time to time make other products and services available to Accountholders, that enhance the features of the Program or the Accounts, provided that such products and services are not competitive with the products and services offered by the Stores and the material clearly identifies the offeror in a way that will not lead the Accountholder to believe that Syms is the offeror. The products and services may include credit insurance, a credit card protection plan, legal services, auto clubs and extended warranties.

     Section 3.06 Promotions. Syms and Conseco Finance may from time to time, upon mutual agreement, develop marketing programs pursuant to which Conseco Finance will offer revolving lines of credit to Syms customers. The mutually agreed upon marketing programs will be reduced to written agreements which shall be signed by Syms and Conseco Finance.

     Section 3.07 Account Retention. Conseco Finance will not purge Syms Accounts from the system until an Account has been inactive (no balance) for a period of 24 months, "Inactive Purge". Conseco Finance may elect to store inactive Accounts prior to 24 months of inactivity as long as the Account can be accessed and moved to an active file upon receiving an Authorization request from Syms. Conseco Finance will produce a file for Syms with the names and addresses of the Accountholders being purged.

     Section 3.08 Corporate Employee Discount Program. Syms currently invites employees of corporations selected by Syms to apply for a Syms Account. Syms offers a discount on each Purchase made by such employees. Conseco Finance agrees to use its best efforts to support this program by:

         (a)  offering a phone-in application  process for the employees;

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         (b) indicating on the face of the Credit Card that it is a corporate employee Account;

         (c) systematically deducting the discount offered to corporate employees by Syms, before billing the Accountholder.

SECTION 4.  OPERATING PROCEDURES
--------------------------------

     Section 4.01 General. During the term of this Agreement, Conseco Finance will operate, maintain and promote the Program for all Stores subject hereto in a professional manner in all material respects in accordance with applicable laws and regulations' and substantially in accordance with the Operating Procedures, (including, without limitation, complying with all Consumer Credit
Laws). However, Conseco Finance may make changes therein with the reasonable approval of Syms, from time to time, effective only upon 30 days prior written notice if such change relates to providing settlement of Accounts, unless such change would have an insignificant impact on Syms, in which case Conseco Finance shall notify Syms of such change as soon as practical thereafter. Conseco Finance will provide to Syms the services hereinafter described, provided that Conseco Finance will not make a change which will impose a material additional cost or unreasonable burden on Syms or which is contrary to any specific provision of this Agreement unless such change is required by law. Conseco Finance will consider and discuss with Syms any requests by Syms to change any of the Operating Procedures or other aspects of the Program, but will not be obligated to agree to any request if it would adversely affect Conseco Finance duties, responsibilities, costs of operations or the revenue therefrom in Conseco Finance's sole opinion. Conseco Finance will not unreasonably withhold consent. Syms will cooperate with Conseco Finance in the operation of the Program and in developing and implementing procedures necessary for the operation of the Program by Conseco Finance. Conseco Finance will operate the Program with respect to each Store opened by Syms.

     Section 4.02 Solicitation of Accounts. The following procedures shall be followed for the solicitation of Accounts and the processing of credit applications:

     (a) In connection with the sale of Products, Syms may take credit applications on behalf of Conseco Finance using the credit application and disclosure forms provided by Conseco Finance. Approved applicants will be able to Purchase immediately utilizing a temporary card Account.

     (b) Syms shall forward promptly to Conseco Finance, by mail, telephone, facsimile transmission, or electronically, credit applications completed by customers.

     (c) All credit applications will be reviewed by Conseco Finance for approval and establishment of the applicable credit limit. Conseco Finance will communicate in-store credit approvals and denials to both the customer and Syms.

     Section 4.03 New Account Fulfillment. Conseco Finance shall be solely responsible for Account fulfillment, including the mailing of Accountholder welcome letters, Credit Cards, Credit Agreements and convenience checks.

     Section 4.04 Procedures for Purchases and Credits.

     (a) Syms shall complete a sales slip for each Purchase and imprint or write the

Accountholder's name and Account number on the sales slip. Syms shall deliver copies of the sales slip to Conseco Finance, if requested by Conseco Finance, within ten (10) business days of Conseco Finance request.

     (b) Syms shall obtain the Accountholder's signature on the sales slip once all of the Purchase information is complete. If a Credit Card is used, the card must appear to be valid on its face and show no signs of having been altered, defaced or tampered with and the last name of the name signed on the Credit Card is the same as the last name of the name embossed or otherwise placed on the Credit Card by the issuer, and the signature of the customer signed on the sales slip must compare favorably with the signature on the signature panel of the Credit Card. If the Accountholder does not have his/her Credit Card, the signature on the sales slip must be reasonably similar to the signature on one form of identification, one with a photograph, provided by the Accountholder. A valid driver's license, military or state identification is required as identification. Syms will make reasonable efforts to confirm the identity of the Accountholder in all cases. Conseco Finance will assume responsibility for Fraud Losses occurring on Accounts opened in a Syms Stores up to and including 40 basis points of the average Outstanding Receivables on a Program Year basis. Syms will be responsible for Fraud Losses on Accounts opened in a Syms Stores in excess of 40 basis points of the average Outstanding Receivables on a Program Year basis. Such Fraud Losses shall be calculated by Conseco Finance at the end of each Program Year, and any payments hereunder shall be made within 15 days of calculation; provided, however, that in the event Syms delivers written notice to Conseco Finance within such 15 day period specifying its written objection to such mathematical calculation, then such parties will act in good faith to resolve such dispute as promptly as practicable and Syms shall promptly thereafter pay any monies due Conseco Finance pursuant hereto. Conseco Finance will provide a report to Syms on a monthly basis detailing in-Stores Account Fraud Losses.

     (c) Syms shall obtain prior authorization for all Purchases and record the authorization code on the sales slip. Authorizations may be obtained electronically or by contacting Conseco Finance at a designated telephone number established for the purpose of issuing authorizations under the Program, during the hours set forth in Section 4.07 (e) of the Operating Procedures. On at least 2 week's notice from Syms, Conseco Finance will reasonably extend the times for such authorization services. Syms shall configure all POS registers in each Store so as to have access to such electronic authorization services for Purchases in accordance with mutually acceptable protocols. Such services will be provided through the communications network selected by Conseco Finance. If Syms elects to use any other means of communication, Syms will give Conseco Finance at least 3 months prior notice of any such proposed change and Syms will absorb all costs of such proposed change. At the time of each Purchase, Syms will prepare a sales slip, and at the time Syms gives an Accountholder a credit for the return of merchandise, or an adjustment of the price of the merchandise or for any other reason, with respect to a Purchase, Syms will issue a credit sales slip. No Purchase shall be made to an Account pursuant to the Program except in accordance with this Section 4.04 (c) regarding Purchase authorization procedures. Each day Syms will capture all of the information on all Purchases and transmit such information by electronic data transmission to Conseco Finance, all in accordance with the Operating Procedures.

     Section 4.05 Settlement Procedures.

     (a) All sales data will be transmitted from Syms by electronic data transmission to

Conseco Finance. The sales data shall include the following: (i) the account number, authorization number, amount and date of each Purchase, (ii) the account number, amount and date for each credit slip issued with respect to the Accounts, and (iii) such other information that Conseco Finance may reasonably request.

     (b) The receipt of the customer's original credit application (required for initial Purchase only) within ten (10) days of the electronic transmission of sales data, shall also be a requirement. Purchases where Conseco Finance has not received the original application are subject to Chargeback under Section 5. Conseco Finance will supply postage-paid envelopes to Syms Stores for the purpose of mailing original credit applications to Conseco Finance.

     (c) Conseco Finance shall pay to Syms the amount of each Purchase for which all of the proper data has been provided as described in Section 4.05 (a) above, less any applicable standard and promotional discounts. Conseco Finance shall be entitled to set off against amounts due to Syms for Purchases the amount of any credit slips issued for Purchases and any Chargebacks pursuant to Section 5 hereof. Funds due to Syms for Purchases hereunder shall be forwarded to Syms via the Automated Clearing House System on the business day following the day on which the sales data is received before 4:00 PM Eastern Time or if received later, the second business day, by crediting funds to an account in the name of Syms or otherwise as directed by Syms, no later than the next business day. Conseco Finance will use all reasonable efforts to pay Syms by 2:00 PM Eastern Time on the next business day.

     (d) Conseco Finance and Syms shall cooperate in resolving any disputes regarding amounts set forth in the sales data, as described in Section 4.05 (a). Conseco Finance shall be entitled to withhold payment for the disputed portion of any sales data. In the event that amounts due from Syms to Conseco Finance under this Agreement on any day shall exceed amounts payable by Conseco Finance to Syms, Syms shall pay such excess to Conseco Finance by crediting funds to the account of Conseco Finance on the same time schedule as stated above in this Section. Information regarding Purchases, payments received by Syms and other credits issued to be applied to Accounts by Conseco Finance, shall be transmitted electronically from Syms to Conseco Finance computers in a reasonable format prescribed by Conseco Finance AND shall include the information described in Section 4.05 (a).

     (e) The parties intend that Accountholders shall be required to make all payments by mail. Syms will not actively solicit or encourage any Accountholder to make a payment in any Store and will not permit such payments.

     Section 4.06 Dispute Resolution Procedures. Syms shall cooperate with Conseco Finance to promptly resolve any Accountholder Product related dispute. Conseco Finance will notify Syms via fax upon receipt of the Accountholder dispute. Syms will have twenty calendar days to settle or resolve the dispute. Failure to resolve or settle the dispute will result in a Chargeback pursuant to
Section 5 hereof.

     Section 4.07. Customer Service. (a) Conseco Finance and Syms agree to cooperate in rendering good customer service including, but not limited to, maintaining Syms current practice of answering the phones, responding to written and telephone inquiries and complaints concerning Purchases; returns, adjustments, credits, bills, payments, collections and other matters (collectively "Inquiries and Complaints"). Conseco Finance shall provide a toll free telephone number for use by the Accountholders. Conseco Finance, on average, shall answer its customer service calls from Accountholders within 25 seconds. This operating standard is advisory only and does not, in and of itself, represent a warranty or covenant of Conseco Finance. Failure to meet this operating standard shall not be a condition of default under this Agreement, nor is it a condition precedent to payment of any sums due from Syms to Conseco Finance hereunder. Conseco Finance agrees to make all necessary adjustments to Accounts to correct errors and as required by law and good business practice.

     (b) Syms agrees to promptly forward to Conseco Finance all written Inquiries and Complaints directed to it, and to provide Conseco Finance with any information relating to each such Inquiry or Complaint as Conseco Finance may request.

     (c) Conseco Finance will promptly forward to Syms all Inquiries and Complaints which it receives. Syms shall respond to and resolve all Inquiries and Complaints promptly in accordance with the Operating Procedures and within the time period required by law. Syms will notify Conseco Finance of action taken with respect to Inquiries and Complaints received by Conseco Finance.

     (d) Conseco Finance will exercise all reasonable efforts to mail a new Credit Card to each Accountholder in good standing within 5 days of notice from such Accountholder who reports a lost or stolen card, provided the loss was not caused by the negligence of the Accountholder.

     (e) Conseco Finance will provide service to Accountholders at the following times: Monday-Sunday (other than Holidays) 8:00 A.M. - 1:00 A.M. ET. The automated voice response unit is available 24 hours a day for customer inquiries, excepting a seven hour period during the early morning hours.

SECTION 5. CHARGEBACK
----------------------

     Section 5.01 Chargeback Rights. Conseco Finance shall have the right, at its option, to Chargeback to Syms the amount of any Purchase plus all accrued and unpaid finance charges and other amounts owing to Conseco Finance if:

     (a) Any Presentment Warranty made by Syms pursuant to Section 6.01 proves to be false or inaccurate in any material respect, after a reasonable investigation by Conseco Finance;

     (b) The Accountholder asserts any claim or defense against Conseco Finance as a result of any act or omission of Syms that violates any applicable law, statute, ordinance, rule or regulation, after a reasonable investigation by Conseco Finance;

     (c) The Accountholder disputes the amount or existence of such Account or the Accountholder refuses to pay (including by exercise of its right under the Fair Credit Billing Act or other similar law to require Conseco Finance to credit its Account), alleging dissatisfaction with the Products received, a breach of any warranty or representation in connection with the transaction, or an offset or counterclaim against Conseco Finance based on an act or omission of Syms, after a reasonable investigation by Conseco Finance; or

     (d) Syms did not comply in any material respect with the operating procedures outlined in Section 4 herein.

     Section 5.02 Limitation of Chargeback Rights. In its reasonable discretion Conseco Finance may compromise and settle any claim made by any Accountholder if such claim may give Conseco Finance a right to Chargeback up to the face amount of any sales slip. In the event of any such compromise or settlement, Conseco Finance shall adjust the Accountholder's Account and Conseco Finance right to Chargeback shall be limited to the actual amount so compromised.

     Section 5.03 Exercise of Chargeback. If Conseco Finance exercises its right of Chargeback, Conseco Finance shall have the right to off set the amount of the Chargeback against any amounts due Syms under this Agreement or, if Chargebacks exceed sums due Syms, Conseco Finance may demand immediate payment from Syms for the full amount of such excess. If any Purchase is charged back, Conseco Finance shall assign, without recourse, all right to payment for such Purchase to Syms upon the request of Syms. Conseco Finance shall promptly notify Syms in writing of any Chargebacks and any compromises or settlements of any claims by Accountholders.

SECTION 6. WARRANTIES AND COVENANTS
-----------------------------------

     Section 6.01 Presentment Warranties. Syms represents and warrants to Conseco Finance with respect to each Account (the following shall be deemed restated, renewed and reaffirmed with respect to each Purchase presented to Conseco Finance for approval and settlement):

     (a) that the sales slip represents a bona fide sale and was actually executed by the person named therein as Accountholder;

     (b) that the signature on the sales slip appears reasonably similar to the signature of the Accountholder on Credit Card or the signature on other valid identification examined by Syms;

     (c) that the sales slip has not been materially altered;

     (d) that the Accountholder is of legal age per the identification and appeared competent to open an Account;

     (e) that the Products are accurately described on the sales slip and any Products described therein have been delivered into the possession of the Accountholder; and do not violate any warranty, expressed or implied;

     (f) that the transaction, including prior authorization, was conducted by Syms in accordance with the operating procedures set forth in Section 4 above (as same may be revised from time to time);

     (g) that the account number, name of Accountholder and authorization number have been printed on each sales slip;

     (h) that Syms has not received, directly or indirectly, and will refuse to accept, any reimbursement, payment or trade-in for the charges listed on such sales slip (other than from

Conseco Finance) and has not and will not, either directly or indirectly, take or grant any right or security interest in any sales slip or credit slip (other than to Conseco Finance) which is the subject of the transaction;

     (i) that the transaction was conducted by Syms in accordance with all applicable laws and regulations that pertain to the sale of Products by Syms;

     (j) there is no fact nor any claim or defense of any Accountholder that would impair the validity, enforceability, or collectability of the obligation of the Accountholder evidenced by the sales slip;

     (k) that Syms has full and complete title to the Products subject only to the rights of the Accountholder which exist by virtue of the Account;

     (l) that there have been no representations or warranties made to the Accountholder which are not contained in the sales slip other than Syms's standard warranties; and in the event Syms breaches a standard warranty, Syms will cure the breach within twenty (20) calendar days of notice of the breach;

     (m) Syms owns the sales slip free from any claims, liens, security interest or other encumbrances.

     Section 6.02 Program Covenants of Syms. Syms covenants to do the following during the term of this Agreement with respect to the operation of the Program:

     (a) Syms shall cooperate with Conseco Finance promptly to resolve all disputes with Accountholders.

     (b) Syms shall maintain a fair and equitable policy for the exchange and return of Products and shall promptly deliver a credit slip to the Accountholder and include credit for each return in the data transmitted to Conseco Finance pursuant to Section 4.05 (a) hereof.

     (c) Syms shall not seek or obtain any special agreement or condition from, nor discriminate in any way against, any Accountholder with respect to the terms of any transaction.

     (d) Syms shall use its best efforts within three (3) business days of its receipt, but no later than seven (7) business days of its receipts, to provide Conseco Finance with a copy of any written complaint from any customer relating to any sales slip;

     Section 6.03 General Representations and Warranties of Syms. Syms makes the following representations and warranties to Conseco Finance, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each day on which any Account is opened, any Purchase is presented for settlement pursuant to Section 4.05, or any action is taken by Syms with respect to the Program:

     (a) Corporate Existence. Syms (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where such failure would not have a material adverse effect on the business, assets, operations or condition of Syms or the operation of the Program; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals required for the conduct of its business except where such failure would not have a material adverse effect on the business, assets, operations or condition of Syms or the operation of the Program; and (v) is in compliance with its certificate of incorporation and bylaws.

     (b) Corporate Power, Authorization; Enforceable Obligation. The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by Syms hereunder: (i) are within Syms's corporate power; (ii) have been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (iii) do not and will not contravene any provisions of Syms's certificate of incorporation or bylaws; (iv) will not violate any law or regulation or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Syms is a party or by which Syms or any of its assets or property are bound except where such failure would not have a material adverse effect on the business, assets, operations or condition of Syms or the operation of the Program; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority, or any other person which has not been made or obtained previously, copies of which have been provided to Conseco Finance. This Agreement has been duly executed and delivered by Syms and constitutes a legal, valid, and binding obligation of Syms enforceable against Syms in accordance with it terms.

     Section 6.04 Program Covenants of Conseco Finance. Conseco Finance covenants to provide and maintain the computer software required for the Program. Conseco Finance hereby agrees that Syms shall not be deemed to be in breach of any term of this Agreement if and to the extent that such breach is a result of Conseco Finance's breach of its obligations under this Section 6.04.

     Section 6.05 Representations and Warranties of Conseco Finance. Conseco Finance makes the following representations and warranties to Syms, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be made on each day on which any Account is opened, Purchase documentation is received for settlement pursuant to Section 4.05, or any action is taken with respect to the Program on or after the Conversion Date:

     (a) Corporate Existence. Conseco Finance (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where such failure would not have a material adverse effect on the business, assets, operations or condition of Conseco Finance or the Program; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals required for the conduct of its business except where such failure would not have a material adverse effect on the business, assets, operations or condition of Conseco Finance or the Program; and and (iv) is in compliance with its articles of incorporation and bylaws.

     (b) Corporate Power, Authorization; Enforceable Obligation. The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by Conseco Finance hereunder; (i) are within Conseco Finance corporate power; (ii) have been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (iii) do not and will not contravene any provision of Conseco Finance certificate of incorporation or bylaws; (iv) will not violate any law or regulation or an order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Conseco Finance is a party or by which Conseco Finance or any of its property is bound except where such failure would not have a material adverse effect on the business, assets, operations or condition of Syms or the operation of the Program; and (vi) do not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained previously. This Agreement has been duly executed and delivered by Conseco Finance, and constitutes the legal, valid, and binding obligation of Conseco Finance, enforceable against Conseco Finance in accordance with its terms.

     Section 6.06 Acquisitions. (a) Whenever Syms proposes (whether directly or indirectly through a subsidiary, through a merger or consolidation with a third party in which Syms is the surviving entity in such merger or consolidation, through the acquisition of a chain of stores or individual stores, or through the opening of new stores) to operate stores not then served by the Program, Syms will, to the extent practicable or feasible or not otherwise prohibited by applicable law, keep Conseco Finance fully informed as to its plans for such change in order to allow Conseco Finance to make preparations (i) to service such additional stores, customers or business under the existing Program, or
(ii) to establish a new Program for such additional stores, customers or business, or (iii) to the extent permitted under the applicable agreements, to take over and service as a Program hereunder any existing private label credit program serving such stores, customers or business if such program is acquired by Syms, each to the extent provided in clause (b) below.

     (b) If at the time of acquisition such stores do not have a credit card program which is utilized primarily in such stores, and (i) if such stores are stores selling merchandise generally similar to that currently sold by Syms, Conseco Finance and Syms will as soon as reasonably practicable, make the Program available in such stores to those customers who become Accountholders in accordance with the terms of this Agreement, but (ii) if such stores are not stores selling merchandise generally similar to that currently sold by Syms, Conseco Finance shall have the option, by notice to Syms within 30 days after all of the relevant information concerning such stores is provided to Conseco Finance, to decline the Program for such stores.

SECTION 7. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
-------------------------------------------------

     Section 7.01 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

     (a) Either Syms or Conseco Finance shall fail to make any payment of any amount due pursuant to this Agreement when due and payable, and the same shall remain unpaid for a period of ten (10) days after written notice thereof;

     (b) Either Syms or Conseco Finance shall fail or neglect to perform, keep, or observe any other material term, provision, condition, or covenant contained in this Agreement that is required to be performed, kept, or observed by either party, and the same shall remain uncured for a period of thirty (30) days after the other party shall have given written notice thereof;

     (c) Any representation or warranty made or delivered by either Syms or Conseco Finance or any of its respective officers, employees, agents, or representatives shall not be true and correct in any material respect as of the date when made or reaffirmed and has not been cured for a period of 30 days after notice from the other;

     (d) Either Syms or Conseco Finance shall (i) make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Syms or any of its subsidiaries or Conseco Finance or any of its parent corporations or subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or appointment of a receiver, trustee-, or other similar official for it or for any substantial part of its property; (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrate (or similar official) of either party of any substantial part of its properties; (iii) generally not pay its debts as such debts become due unless either party has a serious good faith dispute with such debts, or shall admit in writing its inability to pay its debts generally; or (iv) take corporate action in furtherance of any such action;

     (e) Syms closes 10 or more Stores (excluding Store relocations) in any 12 month period.

     Section 7.02 Remedies. If any Event of Default shall have occurred and be continuing the non-defaulting party shall have the right to terminate this Agreement at any time by notice to the other and cause this Agreement to be terminated in the manner specified in Section 8 hereof. Upon any such termination, the terminating party shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under other applicable laws, which shall be cumulative.

SECTION 8. TERM/TERMINATION
--------------------------

     Section 8.01 Term. This Agreement shall remain in effect until the effective date (the "Termination Date") on which this Agreement is terminated by one of the parties hereto pursuant to this Section 8.01, Section 8.02 or Section
8.03. Either party may terminate this Agreement effective on the last day of the fifth Program Year or thereafter at the end of each subsequent Program Year, by giving written notice to the other party not less than ninety (90) days prior to such Termination Date. In addition and subject to Section 8.03, at any time after November 30, 2000, Syms may terminate this Agreement upon not less than 90 days prior written notice in the event that it sells all or substantially all of its assets to or merges or otherwise consolidates with an unaffiliated third party (and Syms is not the surviving entity in such merger or consolidation) and only if such third party has a revolving credit program in effect, which program will be used in the Stores following termination of this Agreement pursuant hereto.

     Section 8.02 Termination for Cause. If an Event of Default under (i)
Section 7.01 (a), (b), (c) or (d) shall occur, the non-defaulting party shall have the right immediately to terminate this Agreement effective upon written notice and (ii) Section 7.01 (e) shall occur, Conseco Finance shall have the right to terminate this Agreement on 120 days prior written notice..

     Section 8.03 Merger; Sale of Assets. (a) In the event Syms shall merge or consolidate with any other third party entity and Syms or its subsidiary shall not be the surviving entity in such transaction or Syms shall sell or transfer substantially all of its assets to any entity, Syms shall provide to Conseco Finance as far in advance as reasonably possible satisfactory financial information concerning the surviving entity including the intentions of the parties with respect to the continued operation of the Program and, if the other party is in the retail business, at other stores to be operated by the surviving party, and such other information as would be appropriate to enable Conseco Finance to plan for the continued operation of the Program. If in the reasonable judgment of Conseco Finance, such transaction will have a materially adverse effect on Syms financial condition or the financial condition and operations of the business as it had been conducted by Syms, Conseco Finance may at its option terminate this Agreement on 90 days prior written notice to Syms which notice shall be given within 30 days after final and complete information is provided, effective only upon a consummation of the merger, consolidation or sale. In the event Conseco Finance does not elect to terminate, unless Syms shall elect to terminate this Agreement pursuant to the last sentence of Section 8.01, this Agreement shall survive any such merger or consolidation and in the case of a sale of all or substantially all of Syms assets, Syms shall require the acquiring or resulting entity to assume in writing this Agreement and all of Syms obligations and duties hereunder and enter into a supplementary agreement with Conseco Finance, reasonably satisfactory to Conseco Finance, which (if mutually agreed on by Conseco Finance and the surviving party) will specify the extent to which this Agreement will apply to any additional stores to be operated by the surviving party in accordance with Section 6.06 and will be substantially similar to this Agreement. Notwithstanding the foregoing, this
Section 8.03 shall not apply to the sale or transfer of substantially all of Syms' assets to an affiliate of Syms as long as such affiliate becomes a party to this Agreement.

     (b) If Conseco Finance elects to terminate this Agreement pursuant to
Section 8.03 (a), or in the event that Syms elects to terminate this Agreement pursuant to the last sentence of Section 8.01, then Syms or such third party shall purchase or cause to be purchased from Conseco Finance on the Termination Date or such other date as the parties may agree upon (the "Purchase Date") all Outstanding Receivables for a purchase price payable in cash in an amount equal to the unpaid principal balance plus all accrued and unpaid finance charges and other amounts owing to Conseco Finance on the day prior to the Purchase Date (the "Final Receivables"). In the case of a termination by Syms pursuant to the last sentence of Section 8.01, Syms will also pay a "Termination Fee", as follows, based on the effective date of the termination.

Termination at any Time                     % of the average Outstanding
----------------------------------------    Receivables for such period to be
                                            paid by Syms

during the 12-month period following the              10 %
12th month after the Conversion Date...

during the 12-month period following the             7.5 %

24th month after the Conversion Date...

during the 12-month period following the               5 %
36th month after the Conversion Date...

during the 12-month period following the             2.5 %
48th month after the Conversion Date...

In the event of a termination by Conseco Finance or Syms pursuant to this
Section 8.03, the provisions of Section 8.04 (c) and (d) shall apply to the purchase and sale of the Outstanding Receivables.

     Section 8.04 Effect of Termination. (a) In the event of termination by either party that is effective on the last day of the fifth Program Year or thereafter at the end of each subsequent Program Year or if termination is by Syms pursuant to Section 8.02 (i), Syms shall have the option to purchase or to cause another entity to purchase from Conseco Finance, on the Purchase Date the Final Receivables. Syms shall do this by giving irrevocable written notice of exercise of this option to Conseco Finance or its affiliate, (i) not less than ninety days prior to the last day of the fifth Program Year or thereafter at the end of each subsequent Program Year (except that Syms shall have an additional 10 days if Conseco Finance is the one terminating), or (ii) together with any notice of termination given by Syms under Section 8.02 (i). Upon the giving of such notice of exercise, Conseco Finance shall be obligated to sell and Syms shall be obligated to cause the designated entity to purchase in accordance with the terms of this Section. The purchase price shall be equal to the amount of the Final Receivables as of the close of business on the day prior to the Purchase Date.

     (b) In the event of termination by Conseco Finance pursuant to Section 8.02, Syms shall be required to purchase or cause another entity to purchase on the Purchase Date from Conseco Finance the Final Receivables. The purchase price shall be equal to the amount of the Final Receivables as of the close of business on the day prior to the Purchase Date.

     (c) The purchase price, including any Termination Fees, shall be payable in full on the Purchase Date in same day funds by wire transfer to an account of Conseco Finance against delivery by Conseco Finance of an assignment of all of its right, title and interest in and to the Accounts, Outstanding Receivables, Credit Agreements and Credit Cards and all records and other data obtained in connection with the operation of the Program or otherwise pursuant to this Agreement, without recourse and without warranty of any kind except that the amounts of the Final Receivables and all other information with respect to the Accounts, Credit Agreements and Credit Cards and such other records and other data are correct, and that the assets so conveyed are the property of Conseco Finance free and clear of any lien, claim or encumbrance of any kind whatsoever arising out of any act or omission of Conseco Finance. In the event Syms purchases or causes another entity to purchase the Final Receivables, the names, addresses and payment histories of the Accountholders shall be included among the assets conveyed to such purchaser and shall be the exclusive property of the purchaser after the Purchase Date. The purchaser shall not be entitled to set off against the purchase price any disputed claim it or Syms may have against Conseco Finance for damages, and Conseco Finance shall not be entitled to withhold delivery of the assignment on account of any disputed claim it may have against Syms for damages.

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     (d) Conseco Finance shall cooperate in good faith with the purchaser in transferring the Final Receivables sold to the purchaser and the operation of the Program to the purchaser and shall make available to the purchaser in advance the master file tape or extracts therefrom and other records necessary to assist the purchaser in analyzing such Outstanding Receivables and in establishing its own records for operations after the Termination Date. On the Purchase Date, Conseco Finance will deliver one or more computer tapes containing all of the information normally maintained by Conseco Finance with respect to the assets being conveyed for purposes of billing, credit review, dunning and collection, and a description of the format in which such information is recorded on tape, and all of the written records and documents maintained by Conseco Finance with respect to the foregoing, and all unused supplies for the Program which do not include the name of Conseco Finance. Conseco Finance shall be entitled to retain copies of any of the foregoing only to the extent required by law (after which such copies shall be destroyed), and Conseco Finance shall preserve the confidentiality of and shall not permit the use of or disclose any documents or information so conveyed, whether for commercial gain or any other purpose. Conseco Finance shall provide such additional cooperation and information as the purchaser shall reasonably request. Without limitation to the foregoing, Conseco Finance shall use good faith efforts to assist any successor provider to understand the record layout and file structure of the database and to analyze pertinent account information and portfolio characteristics and shall provide all access, information, assistance and documentation that Conseco Finance has required or requested of Syms and Syms current program provider in connection with the conversion hereunder.

     (e) In the event that Syms does not elect to purchase or cause an entity to purchase the Outstanding Receivables, or having so elected the designated entity does not purchase the Outstanding Receivables pursuant to Section 8.04 (a), Syms shall (unless this Agreement was terminated by Syms under Section 8.02 (i)):

     (A) compensate Conseco Finance to collect-out- the Outstanding Receivables, upon billing in an amount equal to: (i) Conseco Finance Net Credit Losses after the Termination Date, plus (ii) 110 % of Conseco Finance programming, processing, administrative and collection agency expenses, plus or minus the net of (iii) the actual costs for Conseco Finance to fund the Outstanding Receivables over the total amount of finance charges Conseco Finance assesses to Accountholder's each month. If the costs of funds exceeds the finance charges, the net amount will be added to the above subsection (i) and (ii). If the finance charges exceed the costs of funds, the net amount will reduce the total of subsections (i) and (ii).

     (B) not take any action which might materially adversely affect Conseco Finance's ability to collect the Outstanding Receivables in full (including but not limited to honoring or otherwise extending credit, utilize Conseco Finance's numbering system for credit accounts, or issue new cards or open new accounts as replacements for Conseco Finance Credit Cards or Accounts), but this shall not prevent Syrns from introducing a new program for its customers if each customer is required to apply for a new account and credit card and provides the usual credit information to Syms.

     Section 8.05 Post-Termination Matters.

     (a) If Syms does not purchase or have the entity purchase the Outstanding Receivables and Conseco Finance must collect out the Outstanding Receivables Syms may implement a credit program for its customers, provided (A) such program will not unreasonably confuse Accountholders or interfere with or jeopardize the collectibility of the Outstanding Receivables,

(B) Syms will not send without Conseco Finance's prior written consent (which consent shall not be unreasonably withheld), any communication to Accountholders which refers to the Program or the new credit program which communication might materially adversely affect Conseco Finance's ability to collect the Outstanding Receivables, and (C) Syms will not knowingly solicit any active Accountholders for new accounts (provided Syms may accept unsolicited applications from such customers) or use the names, addresses or any other information regarding such customers in any way without the prior written consent of Conseco Finance.

     (b) If Syms purchases or causes an entity to purchase the Outstanding Receivables, it will or will cause such purchaser to assume all of the duties which Conseco Finance may have to the Accountholders under their Credit Agreements and all laws and regulations applicable thereto arising after the Purchase Date and it will or will cause the purchaser to perform them in full compliance with law and good business practice.

     (c) On the Termination Date (regardless of the reason for termination) all obligations of Conseco Finance to Syms to honor Purchases for Accountholders or render services of any kind to Syms, and all obligations of Syms to honor the Program or its cards or to render services of any kind to Conseco Finance, shall terminate. Upon termination, all of the rights and obligation of the respective parties hereto shall cease; provided, however, that the following shall survive the termination of this Agreement: (i) Syms's obligation to reimburse Conseco Finance for amounts due to Conseco Finance in connection with the offering of special credit promotions and a grace period on Purchases pursuant to Section 2.03; (ii) Conseco Finance's Chargeback rights pursuant to Section 5; (iii) the obligations of the parties related to indemnification under Section 9 and (iv) each party's respective obligations pursuant to Section 2.06.

SECTION 9. INDEMNIFICATION
--------------------------

     Section 9.01 Indemnification. Syms will indemnify and hold Conseco Finance and its affiliates and their directors, officers, employees and agents harmless from and against any and all Losses (as defined below) which may arise by reason of (i) any act or omission by Syms or any of its directors, officers, employees, or agents which constitutes a failure by Syms to comply or causes Conseco Finance to fail to comply with any law or regulation governing the transactions or operations contemplated hereby or which violates the personal or property rights of any third party, or (ii) any sale of goods or services allegedly financed under the Program (including any alleged defect therein or misrepresentation by Syms or its agents), or (iii) any failure by Syms' current program provider or Syms to comply fully with all federal, state and local laws and regulations governing the relationship between merchant and consumer or between creditor and debtor, including Laws relating to Truth-In-Lending, credit opportunity, credit reporting, billing, the correction of billing errors, usury and finance charges) (collectively, "Consumer Credit Laws") prior to the Conversion Date, except that this indemnity shall not apply to any failure to perform any duty or function which Conseco Finance has agreed to perform under this Agreement. Conseco Finance will indemnify and hold Syms and its affiliates and their directors, officers, employees and agents harmless from and against any and all Losses (as defined below) which may arise by reason of (1) any act or omission by Conseco Finance or any of its directors, officers, employees, or agents which constitutes a failure by Conseco Finance to comply or causes Syms to fail to comply with any law or regulation governing the transactions or operations contemplated hereby (including, without limitation, applicable Consumer Credit Laws) or which violates the personal or property rights of any third party,

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


(2) any sale made by a third party pursuant to Section 3.05, or (3) any advertisements or promotions that Conseco Finance approved or utilized relating to the Program, except that this indemnity shall not apply to any failure to perform any duty or function which Syms has agreed to perform under this Agreement.

     Section 9.02 General. Syms and Conseco Finance shall promptly notify the other of any claim, demand, suit or threat of suit of which it becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit or proceeding. No settlement of any indemnified matter may be agreed to by the indemnifying party unless it contains a full and complete release of the indemnified party. An indemnitee's right to indemnification hereunder shall not be subject to set off for any claims by the indemnitor against any indemnitee. For purposes of this Section 9, the term "Losses" shall mean any losses, damages, costs and expenses, liabilities, settlements, including, without limitation, any attorneys' fees and disbursements and court costs reasonably incurred by Conseco Finance or Syms, as the case may be.

     Section 9.03. Waiver of Jury Trial. Notwithstanding anything stated herein, if either party brings any action against the other party, whether at law or equity regarding such offer party's performance under this Agreement or brings any action connected in any way with this Agreement, the parties hereby waive any right they may now or hereafter possess to a trial by jury.

SECTION 10. MISCELLANEOUS
-------------------------

     Section 10.01 Independent Contractors. It is expressly understood and agreed between the parties that each party is an independent contractor and that nothing herein shall be construed as creating a partnership, joint venture, or agency relationship between the parties hereto and that neither of the parties shall have the power or authority to bind or obligate the other party.

     Section 10.02 Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of Syms, Syms shall provide Conseco Finance with a copy of the financial statements included in Syms Annual Report on Form 10-K filed with the Securities and Exchange Commission. Syms understands and agrees that Conseco Finance may verify any financial information provided by Syms and may, from time to time, seek credit and other information concerning Syms from others subject, in each case, to Section 2.06.

     (a) In addition to the other rights set forth in this Agreement, Syms shall, subject to the confidentiality provisions set forth in this Agreement, permit Conseco Finance and its designees, and their respective officers, employees, attorneys, and/or accountants during normal business hours with reasonable advance notice, in such a manner as to minimize interference with Syms normal business operations, to examine, inspect, and make copies of all of the data, records, files, and books of account under the control of Syms relating to Accounts, Accountholders, Outstanding Receivables and all aspects of the Program and the transactions contemplated by this Agreement. Syms shall use reasonable efforts to deliver any document or instrument necessary for Conseco Finance to obtain such information from any person maintaining records for Syms. Except as otherwise specifically provided in this Agreement, the cost and expense of any such examinations shall be borne solely by Conseco Finance.

     (b) In addition to the other rights set forth in this Agreement, Conseco Finance shall permit Syms and its designees, and their respective officers, employees, attorneys, accountants and/or other representatives, during normal business hours with reasonable advance notice, in such a manner as to minimize interference with Conseco Finance or its affiliate's normal business operations, to examine, inspect, all of the data, records, files and books of account under the control of Conseco Finance or its affiliate relating to Accounts, Accountholders, Outstanding Receivables and all aspects of the Program and the transactions contemplated by this Agreement. Conseco Finance shall use reasonable efforts to deliver any document or instrument necessary for Syms to obtain such information. from any person-maintaining records for Conseco Finance. Except as otherwise specifically provided in this Agreement, the cost and expense of all such examination shall be borne solely by Syms.

     Section 10.03 Assignment; Delegation of Duties. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and no representation, warranty or agreement not set forth herein shall be binding on either party. This Agreement shall be binding upon and inure to the benefit of Syms and Conseco Finance and their respective successors and permitted assigns, except without the express written consent of the other party, neither Syms nor Conseco Finance may assign this Agreement or delegate any of its duties hereunder except that (a) either Syms or Conseco Finance may delegate such duties to any party which is then a wholly owned subsidiary of the delegating party or a corporation or other entity under common control with the delegating party provided that notwithstanding such delegation, such delegating party shall remain primarily liable hereunder, (b) Conseco Finance may assign this Agreement to a wholly owned subsidiary provided that notwithstanding such assignment, Conseco Finance shall remain primarily liable hereunder, and (c) subject to Syms right to accept or deny such assignment as provided below, Conseco Finance may contract with an unaffiliated bank or other financial institution in structuring the Program and in connection with such contract may assign this Agreement or delegate duties to such financial institution to the extent Conseco Finance deems necessary or desirable. Upon written notification to Syms of the assignment of this Agreement pursuant to clause (c) above, (which shall include a proposed date for the system conversion to the assigned bank or other financial institution selected by Conseco Finance and financial and other information with respect to such proposed assignee to enable Syms to exercise its rights hereunder, such date for the system conversion not to be sooner than 120 days from the date of the notification from Conseco Finance), Syms will have thirty (30) days to accept or deny the assignment. If Syms does not want to convert to the bank or other financial institution selected by Conseco Finance, Syms must provide Conseco Finance with the name of the bank or other financial institution selected by Syms and Syms must require that bank or other financial institution to purchase the Accounts at a price equal to the amount of the Final Receivables as of the close of business on the day prior to the Purchase Date and convert the Syms Program from Conseco Finance on or before the date that Conseco Finance is scheduled to systematically convert its remaining programs. Failure by Syms to convert the Syms Program on or before the date that Conseco Finance is scheduled to convert its remaining programs, shall be deemed as acceptance of the assignment of this Agreement by Syms to the bank or other financial institution selected by Conseco Finance and Conseco Finance will convert the Syms Program to the bank or other financial institution selected by Conseco Finance.

     Section 10.04 Amendment. Subject to the right of Conseco Finance to amend and supplement the Operating Procedures pursuant to Section 4.01 hereof, no amendment or waiver of any provision of this Agreement or consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by the party or parties to be bound thereby.

     Section 10.05 Non-Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 10.06 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

     Section 10.07 Governing Law. This Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the substantive laws of the State of Minnesota.

     Section 10.08 Entire Agreement. This Agreement, including any addenda or exhibits hereto, constitutes the entire Agreement between Conseco Finance and Syms with respect to the Program and any matters relating thereto and the subject matter of this Agreement, and all prior agreements, negotiations and communications on such subject are hereby superseded.

     Section 10.09 Captions. Captions used in this Agreement are for convenient reference only and shall not be construed as limiting or defining the substantial content of this Agreement.

     Section 10.10 Use of Syms Name and Mark and Public Announcements. Syms hereby expressly gives Conseco Finance permission to use its name, logo, registered trademarks and service marks (if any) solely in connection with the promotion of the Program based on the Syms Corporate Trademark Guidelines Handbook provided to Conseco Finance, provided that any such use shall be subject to the prior written consent of Syms in each instance. Conseco Finance must obtain prior approval for any use of Syms' name, logo, registered trademarks and service marks (if any) in connection with the promotion of the Program. Neither party will make any public announcement of the Program or provide any information concerning the Program to any representative of any news, trade or other media, or respond to any inquiry from any public or governmental authority concerning the Program without prior consultation and coordination with the other party.

     Section 10.11 Marketing. Syms shall not use Conseco Finance name or logo or any trademark or trade owned by Conseco Finance, or refer to Conseco Finance directly or indirectly, in any advertisement, marketing materials, news release, or release to any professional or trade publication without the prior written approval of Conseco Finance. In the event that Conseco Finance grants such written consent, Syms shall follow all terms and conditions set out by Conseco Finance.

     Section 10.12 Recoupment. All financial dealings between the parties pursuant to this Agreement shall be considered as a single continuing transaction, and subject to the doctrines of setoff and recoupment.

     Section 10.13 Notices. Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile, other electronic means or nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof, and shall be deemed given when personally delivered, when sent electronically or one (1) business day after being sent by overnight courier.

To Conseco Finance:
      Conseco Finance Finance Corp.
      332 Minnesota Street, Suite 600
      St. Paul, Minnesota  55101
      Attention:  Mark Shepherd
      Facsimile:  800.488.6862

      with copies to:
      Conseco Finance Finance Corp.
      1100 Landmark Towers
      345 Saint Peter Street
      St. Paul, Minnesota 55102
      Attention:  Brian Corey, Esq.
      Facsimile:  612.293.5746

To Syms:
      Syms Corp.
      Syms Way
      Secaucus, New Jersey  07094
      Attention:  Antone Moreira
      Facsimile:  201-902-9874

     Section 10.14 Multiple Counterparts. This Agreement may be executed in any number of multiple counterparts, all of which shall constitute but one and the same original.

     IN WITNESS WHEREOF, Conseco Finance and Syms have hereunto set their hands as of the date first written above.


CONSECO FINANCE CORP.                        SYMS CORP.




By: /s/ Mark A. Shepherd                     By: /s/ Antone F. Moreira
-------------------------------              ------------------------------

Its: Executive Vice President                Its: Vice President & CFO
     --------------------------                   -------------------------